Exhibit 99.1

SUPERVALU, INC.

Fiscal 2003 Annual Meeting of Shareholders

Held on May 29, 2003 in Minneapolis, MN

Presentations Made by:

Jeff Noddle, Chairman and CEO

Pam Knous, Executive Vice President and CFO

Jeff Noddle:

Good morning and thank you all for taking the time to come out. Welcome to our 2003 Annual Stockholders’ Meeting. I’m Jeff Noddle, SUPERVALU’s CEO and chairman of the Board — and in accordance with the bylaws of the corporation, I will Chair the meeting today.

As you know, in our continued effort to include our operations beyond the Twin Cities and in our annual meeting process, last year we hosted this meeting in St. Louis, Missouri and also had a wonderful turnout. We are pleased to return to Minneapolis this year and happy to see so many of you have come out today. We are fortunate that our local community and stakeholder base continues to support SUPERVALU and our business goals. I welcome the opportunity to share with you our opportunities and business plans over the next few years that we are focused on to improve your returns, as SUPERVALU stakeholders.

I would like to begin today’s festivities by introducing our Board of Directors, and I ask them to stand as I read their names.

•	Larry Del Santo – Retired Chief Executive Officer of The Vons Companies - a large Retail grocery chain that was headquartered in Southern California;

•	Susan Engel – Chairwoman of the Board and Chief Executive Officer of Department 56, Inc. here in the Twin Cities;

•	Skip Gage – Chairman and Chief Executive Officer of GAGE Marketing Group, LLC;

•	Garnett Keith – Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC;

•	Dick Knowlton – Chairman of the Hormel Foundation and Former Chairman of the Board, President and Chief Executive Officer of Hormel Foods Corporation;

•	Harriet Perlmutter – Businesswoman;

•	Steven Rogers — Clinical Professor of Finance and Management at J.L. Kellogg Graduate School of Management at The Northwestern University;

•	And finally, Bill Hodder – Retired Chief Executive Officer of Donaldson Company, Inc.

As you might have read in this year’s proxy statement, Bill is retiring from the Board this year after almost 13 years of service to SUPERVALU. Bill has made many invaluable contributions to SUPERVALU, and he has been a trusted mentor to not only myself but certainly to Mike Wright who preceded me. We will all miss him and his business judgment and wisdom. Please join me in wishing Bill Hodder well.

At this time, I am also very pleased to introduce to you Irwin Cohen. Irwin is nominated as a first term director and will actually be retiring tomorrow as the Global Managing Partner of The Consumer Products, Retail and Services practice of Deloitte & Touche. We greatly look forward to having Irwin join our Board of Directors and we are very fortunate to have a person of his experience join our Board at this time. Irwin, welcome.

Our final director, Chuck Lillis – General Partner of LoneTree Capital Management and former Chairman, President and Chief Executive Officer of MediaOne Group, Inc. could not be with us today and is out of the country.

Moving on to the head table, joining me today are:

•	Pam Knous, Executive Vice President and Chief Financial Officer; and

•	John Breedlove, Associate General Counsel and Corporate Secretary

Other members of SUPERVALU’s senior management team are here today, and I ask them to stand also:

•	Mike Jackson, Executive Vice President of SUPERVALU and President and Chief Operating Officer of our Distribution business;

•	John Hooley, Executive Vice President of SUPERVALU and President and Chief Operating Officer of our Retail Foods business;

•	Dave Boehnen, Executive Vice President of SUPERVALU; and

•	Bill Moran, Founder, President and Chief Executive Officer of our Save-A-Lot operation.

Also, seated in the first few rows, and I would ask them to stand as well, is the balance of SUPERVALU’s management team. I am very proud of their hard work over this past year and appreciate the contributions they make on a daily basis to this great company.

I am pleased that we are joined by SUPERVALU’s past chairman and CEO Mike Wright. Please stand and be recognized. As you all know, Mike led SUPERVALU for 20 years and retired as your chairman at this meeting last year. Mike, we’re glad to have you here again today.

I would like to take a moment and extend a special welcome to our retailers in the audience today. In addition to SUPERVALU’s long-standing partners, I understand that we also have some new guests with us that are in the process of considering SUPERVALU as a partner. I am very pleased that all of you could join us today and look forward to our continuing role to serve you best. Here today are SUPERVALU retailers:

•	Mark Allison, a co-owner of the Cub Foods stores in Minnetonka and Coon Rapids;

•	Gordy Anderson, who owns six stores in Southern and Central Minnesota;

•	Vern, Joan and Mike Berggren, the owners and operators of the Apache Plaza Cub Foods store here in Minneapolis;

•	Gary, Sandy and Sara Cooper, owners and operators of various stores in Minnesota and Wisconsin;

•	Rick Olson, owner of 2 Super Valu stores in Northern Minnesota;

•	Terry and Eve Rockstad from Dan’s Super Markets in Bismarck, North Dakota; and

•	Trig Solberg, chairman and CEO, and Lee Guenther, president and COO of T.A. Solberg Co., which operates four Trig’s Food & Drug Stores in Northern Wisconsin.

And, one final introduction. We are very pleased and honored to have distinguished guests today and these are people I had the chance to spend a little time with last week, and it was a great honor for me. If he would stand, Nick Newell and his wife Fran. Nick Newell is the great grandson of SUPERVALU co-founder George Newell. If you recall, the fore-runner company to SUPERVALU was Winston & Newell, of which George Newell was the founder. We spent a little time together last week and shared some great stories about his great-grandfather and the history of SUPERVALU. Thanks so much for being here with us today, both of you.

Now I’d like to turn to the business portion of the meeting.

Wells Fargo Bank Minnesota has been appointed to serve as Inspector of Election, and John Breedlove, Corporate Secretary and Dave Boehnen, Executive Vice President, have been appointed to serve as Alternate Inspectors of Election.

Mr. Breedlove will also act as Secretary of the meeting.

As of the March 31, 2003 record date, there were 133,660,898 outstanding shares of Stock of the company eligible to vote at this meeting.

The notice of the annual meeting was sent to all stockholders of record on May 5, 2003. Mr. Breedlove has determined that we have 120 million shares presently represented at the meeting, either in person or by proxy. That is 90 percent of the outstanding shares, which constitutes a sufficient quorum for the transaction of all business at this meeting, and the meeting is therefore lawfully convened.

A copy of the fiscal 2003 annual report on form 10-K has been sent to each stockholder, together with a proxy statement and a corporate profile. However, extra copies are available at the back of the room for you to pick up after the meeting.

The polls are now open for voting, and they will close after the matters in the proxy statement have been described and we call for a vote.

If you voted by proxy, your votes are already being counted and it is not necessary that you vote again by ballot. If you have not voted by proxy and would like to vote in person, ballots are available for you to do so. Please raise your hand and a ballot will be distributed to you.

I would like to thank all of you who completed and returned your proxy cards. It is important to have the cards returned prior to the meeting as it simplifies the counting of the votes.

We will now consider the items of business described in the proxy statement.

The first proposal is to elect four Director nominees. Directors for terms expiring at the annual meeting in 2006 are, and again please stand as I read your name:

•	Lawrence Del Santo

•	Susan Engel

•	Harriet Perlmutter and

•	Irwin Cohen

Thank you.

The second proposal is the ratification of the appointment of KPMG LLP as the company’s auditors.

In that connection, I would like to introduce Lisa Kro, of KPMG, as the audit partner for the SUPERVALU account. KPMG was appointed auditor by the company for its fiscal year ending February 28, 2004. Ratification of that appointment is requested as described in the proxy statement.

The third proposal is a proposal regarding stock option expensing. I am told there is a representative of the United Brotherhood of Carpenters’ Pension Fund here to present the proposal. If so, please come to one of the microphones in the center aisles.

[The representative of the Fund presented the proposal as set forth in SUPERVALU INC.’s Proxy Statement for the 2003 Annual Meeting, and statements in support thereof.]

Thank you sir, and we appreciate your concerns. I can assure you that if this proposal is approved by the shareholders our Board of Directors will take this into consideration of the issue. The Board has chosen to not yet take action on this matter because the SEC and the

Financial Accounting Standards Board, have yet to provide guidance on how to actually expense these options in a financial statement and how to fair value these options. The methodology is still in question. The Board will take this in good measure when those facts are known and the result of the vote is known. Thank you.

I now call for the vote. If you are voting by ballot, please raise your hand and your ballot will be picked up. The votes, either by proxy or in person, will be counted and the results reported later in the meeting. The polls are now closed.

As customary, I’d now like to switch gears a little and tell you about our company’s goals and the progress we are making toward achieving them.

As always, I’d like to remind you that any forward looking statements we make here today are included under the safe harbor provisions:

[Slide displayed, the text of which is reproduced in its entirety below:

Forward-looking statements in this presentation, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by such forward-looking statements, including the impact of competition, the nature and extent of the consolidation of the retail food and food distribution industries, the ability to attract and retain customers for the company’s food distribution operations and to control food distribution costs, the ability of the company to grow through acquisition and assimilate the acquired entities, the execution of restructuring activities, potential work disruptions from labor disputes or national emergencies, the availability of favorable credit and trade terms, food price changes, general economic or political conditions that affect consumer buying habits generally or war-time activities, threats or general acts of terror directed at the food industry that affects consumer behavior, other risk factors inherent in the food distribution and retail businesses and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.]

Today I’d like to accomplish three things, to review our business strategies, update you on our current business and financial condition, and provide you with an outlook for our future business potential. Our theme for this year’s annual meeting is “It’s all about what we do best.”

That’s why today, I’d like to start with our business strategies. These strategies are built upon the premise “what do we do best”, and how can we maximize those opportunities available to us. To best understand how our business strategy is laid out, we must understand our business today and how we achieved our current position.

SUPERVALU’s strong position in the industry is based on a few key measures:

•	We are a fortune 100 company, SUPERVALU is approaching $20 billion in annual revenues, earning it the rank of the 6th largest grocery company in the industry;

•	A growing retailer, SUPERVALU operates successful retail banners across 39 states;

•	Supporting this retail growth is a strong distribution business, which leverages an existing infrastructure to provide service to other retailers and generate cash flow to fund future SUPERVALU growth projects.

Our unique business model blends two very complementary and compatible core competencies:

1. Our strong portfolio of grocery retail banners, and

2. The logistics of food and other highly consumable products

As you can see, this slide shows what SUPERVALU looked like in fiscal 1996. Distribution contributed 70% of total company sales and 65% of total company profits. At that time, retail operated a network of 699 stores, including 412 licensed Save-A-Lot locations, representing approximately $4.4 billion in annual sales, or 30 percent of sales and 35 percent of total company profits. Since then, SUPERVALU has steadily invested in higher return business opportunities and aggressively built our retail business, in addition to our strong distribution business.

[Description of Slide: SUPERVALU INC. fiscal 1996 snapshot showing retail and distribution sales of 30% and 70%, respectively, and retail and distribution segment operating earnings of 35% and 65%, respectively. Note: segment operating earnings is defined as the sum of retail and distribution operating earnings.]

Today, we have dramatically shifted the mix of our two businesses. Total company sales are split rather evenly between retail and distribution, and when you look at operating profits, our retail segment now accounts for more than 70% of segment operating earnings. Our retail business now generates nearly $10 billion in annual sales through a network of 1,417 stores, including 783 licensed Save-A-Lot locations.

We are a stronger company today in the grocery channel, with exciting future potential. Now let’s take a look at our retail strategies.

SUPERVALU has a strong portfolio of retail banners. Whether it’s Save-A-Lot with national network expansion opportunity or our strong regional banners — each offers a compelling business opportunity. First, our extreme value format: Save-A-Lot.

Save-A-Lot is the largest extreme value limited assortment grocery retailer in the United States today and is SUPERVALU’s national growth opportunity. Longer term, we intend to leverage our current industry position and take this format coast-to-coast, border-to-border.

Key factors underlying our growth include:

•	A targeted customer niche that continues to grow;

•	Custom brands that allow very attractive price points and product quality;

•	A solid infrastructure to support contiguous market expansion;

•	Expansion of our product lines to include $1.00-priced general merchandise that will drive customer traffic;

•	And finally, a unique licensing model that provides a pool of capital and retail expertise to support our rapid growth.

Let’s take a look at these factors in a little more detail. As an industry leader, Save-A-Lot is already leveraging its national-bound network. In fact, we are currently the 6th largest grocery retailer operating stores under one single, national banner identity.

This map shows our store network as of the end of fiscal 2003. We currently operate 1,150 stores across 36 states. This store network is currently supported by 14 dedicated distribution facilities for just Save-A-Lot.

[Description of map: Location of Save-A-Lot retail stores, including licensed stores, and distribution centers in the United States.]

We are building three replacement food distribution centers, in Ohio, Michigan and New York that will improve our distribution efficiency. In addition, we are bringing on line a new general merchandise distribution center in Ohio. By the end of fiscal 2004, we will have 15 dedicated distribution facilities serving our extreme value store network.

In addition to national brand leverage and a network infrastructure, Save-A-Lot also possesses significant purchasing leverage.

As I mentioned earlier, Save-A-Lot’s target customer base continues to grow. Our customers’ median annual household income is approximately $35,000 a year. This population segment represented nearly 50% of the population in the 2000 census.

For this consumer demographic, value is key. Our pricing maximizes this value to our customers as we also offer a dignified, full shopping experience. Our stores are also very efficient and utilize self-bagging, low overhead, second-use real estate, tear away packaging and a limited product assortment to complement that purchasing power.

In addition, with our recent expansion into general merchandise, we’ve added products that are priced at $1.00 or in multiples of two or three for a dollar. Our entry into general merchandise was marked by last year’s acquisition of Deal$-Nothing Over a Dollar. I’d like to give you a quick update on that exciting growth opportunity at Save-A-Lot.

I’m pleased to say the integration of Deals is on track. In nearly one year, we now have 35 combination stores, that include a full Deals and a full Save-A-Lot offering under one roofline. We plan to open 75 to 100 of these combination “style” stores in fiscal 2004.

In addition, our remaining store network, including licensed stores, were on a “fast track” and now have a good selection of general merchandise SKUs in their stores.

Perhaps the best result of this integration is the outstanding customer response to this new format. For our combo store grand openings, we’ve drawn crowds that have lined up at the door to be the first into this new type of store.

And, not only are our customers excited, but our licensees are geared up and ready for our new combination format as well. We have licensees who have already opened combination style stores.

As this graph shows, our store network continues to grow quickly. In fact, according to the trade publication SUPERMARKET NEWS, Save-A-Lot had the second fastest unit expansion rate in the grocery industry.

[Description of graph: Bar graph of SAVE-A-LOT store growth from fiscal 1994 through fiscal 2003 showing an increase in stores from 410 to 1,150 over that period.]

As you can see, licensees have been and will continue to be a significant source of growth for Save-A-Lot across the nation. We will continue to use both company owned stores and licensed stores as an effective vehicle to expand this exciting format.

Turning to our other retail operations, we operate a host of strong regional banners. We remain committed to our strategy of investing in new stores and remodels of our strong, regional banners in very specific key markets.

This chart highlights four of our key price impact markets.

[Description of chart: Population rank, store count and growth, market share rank and growth in the Minneapolis/St. Paul, Chicago, St. Louis and Baltimore/Washington DC Metropolitan areas.]

As you can see, these markets:

•	All rank in the top 25 largest metro markets in the United States and

•	Have experienced solid population growth.

And within these markets our regional banners:

•	Hold either a Number 1, 2, or 3 market share and in fact

•	Have continued to grow their market share.

The opportunity for continued growth within these markets makes our regional locations very attractive.

For example, here in the Twin Cities, over the past two years, your Cub Foods has added six stores in the metro area, including Hastings, Rosemount, Northfield, Forest Lake and Roseville. Bringing the total number of stores in this area to 42.

We plan to continue to invest in this market and others in the upcoming year. In fiscal 2004, we plan to open 8 – 12 stores, primarily in the Minneapolis/St. Paul, St. Louis, Missouri and Washington DC/Baltimore, Maryland markets.

For those of you not familiar with some of our other regional banners, I’d like to highlight two of the east coast operations that we acquired when we acquired Richfood in 1999, which are Shoppers Food Warehouse and Farm Fresh.

At Shoppers, located in our Washington DC market, our Every Day Low Price position is strong and positioned well for today’s price-plus-selection-conscious consumer. We plan to leverage this position into neighboring Baltimore this upcoming fiscal year as we are converting the Metro banner, which was also gained through Richfood, to the Shoppers name.

We are nearly complete with the first phase of conversions and we are very excited to expand our opportunity in this area.

Another example of investing in our key markets is Farm Fresh in Virginia. As a high class – high value operator, Farm Fresh holds a very strong position in its respective market. Through exceptional customer service, wide product selection and impeccable quality, as well as a very active local and community partnership, Farm Fresh continues to out-operate its competition. Farm Fresh, like our other regional banners, drives loyalty by knowing their customer better than anyone else – becoming a destination for its consumers. It is that local merchandising focus that helps us to succeed. We will continue to invest capital this year to remodel these and other regional stores.

Farm Fresh, as I mentioned, is an outstanding community partner and as you see on this slide our Farm Fresh team was first in-line on a rainy day to welcome its hometown military back from their mission. Our Farm Fresh employees provided red, white and blue flower bouquets to the families of sailors as they welcomed their loved ones back from overseas in their headquarters city of Norfolk, Virginia.

[Description of Slide: Photo of USS Truman aircraft carrier’s return to port in Norfolk, Virginia with captions describing items discussed above.]

Our strong regional banners – or brands – are an important part of the overall retail network. The 267-store network, representing in excess of 16 million square feet, will continue to differentiate itself with a strong customer focus.

We’ll do this through a combination of:

•	Excellent local management;

•	Store level offerings and execution;

•	A blend of both local and national merchandising expertise;

•	Remodeling activity; and of course

•	New store growth.

We are formidable competitors in our respective markets.

Turning now to our other business opportunity – our food distribution logistics business. SUPERVALU’s logistics business – which represents half of SUPERVALU’s revenues and approximately 30 percent of segment operating earnings — represents the roots of the company, and it is a steady cash flow business.

Our 27 distribution centers supply almost 4,000 customer sites and also provide distribution services for the 267 regional stores of SUPERVALU as well. Each year we ship millions of cases from 17 million square feet of warehouse capacity, while delivering industry leading service levels exceeding 96 percent.

We are working to improve our efficiency levels and of course increase our sales. First, our efficiency initiatives are aimed at the key components of this business — labor productivity, inventory management, transportation, technology, and service level improvements.

A few of the many programs and technologies we have implemented across our business include:

•	“Hands free” order selecting technology;

•	Computer aided routing of transportation;

•	Advance Ship Notice with manufacturers to create a paper free system to more efficiently accept dock orders;

•	“Chase hours” reduction which enables warehouse staff to decrease order selection time; and

•	The final rollout of our Business to Business portal, SV Harbor to our retailers.

And, today, more than ever, we are focused on the top-line. We recognize the need to add new business – and I can assure you that everyone at SUPERVALU understands the importance of this revenue growth.

Top line growth will come from within the traditional grocery universe, such as these fine retailers represented on this slide. The group named here represents over 450 store locations and are all growing in their market share.

[Description of Slide: Names/logos of 22 representative customers.]

I’d like to emphasize here that while the industry often refers to these businesses as “traditional” – I can strongly tell you they are anything but “traditional”. Our customers are some of the finest, most successful and innovative retailers in the country today, and we are proud to serve them to the best of our ability.

In addition, we also plan to increase our supply to some “non-traditional” grocery retailers. In the case of Target, we continue to increase our business as we add product categories to a growing number of SuperTargets across the country. At the end of fiscal 2003, we supplied 67 SuperTarget stores and plan to supply 82 by the end of fiscal 2004.

We need to continue to drive for top line growth. Another effort underway to add top line growth is the development of a new business offering as a supply chain service provider. This new offering brings a fresh business approach to the marketplace – combining people, systems and methodology to deliver results. This approach allows us to leverage our core competencies in both retail and logistics, including:

•	Procurement;

•	Systems integration;

•	Network optimization;

•	Inventory management; and

•	The cost to serve analysis to drive a scalable business in a broader retail channel.

We are working hard to drive this new business and plan to secure new relationships this year.

And now, I’d like to ask Pam Knous to come to the podium and review the business results for fiscal 2003.

Pam Knous:

Thank you Jeff. Good morning. I will present a brief synopsis of our fiscal 2003 results and our current financial condition.

Fiscal 2003, which ended February 22, 2003, was a year of divergent outcomes. On the one hand, we delivered many important improvements to key functional capabilities. On the other hand, the economy dealt us – and the entire country – a very difficult hand.

The job we had this past year was the careful marriage of strategies and tactics while the progressively weakening economy pressured both sales and earnings.

While we were challenged by some very strong economic headwinds, I want to reiterate that we “stuck to our knitting”. We stayed true to our business strategies. We made tough decisions when they needed to be made and stayed focused on our business plans. Thus, our relative performance within our sector was good.

Reported results for fiscal 2003 are as follows:

•	Net sales of $19.2 billion were down approximately 5 percent, primarily due to the soft economy, which continued to weaken during the fiscal year, and planned customer attrition, which offset retail new store growth.

•	The next two statistics on this chart – net earnings and earnings per share – show significant increases from the prior year. Our reported net earnings for fiscal 2003 reflect the new Financial Accounting Standard on Goodwill and Other Intangible Assets that resulted in the elimination of goodwill amortization of approximately $48 million for the full year fiscal 2003 compared to fiscal 2002.

[Description of Chart: Fiscal 2003 Business Update showing previously reported net earnings and earnings per share and other statistics listed below.]

•	Similarly, diluted earnings per share of $1.91 increased approximately 29 percent, up from $1.48 last year – again reflecting the change in goodwill amortization which amounted to approximately $0.35 per share.

•	In addition, both fiscal 2003 and fiscal 2002 included charges for restructuring activities of $2.9 million and $46.3 million, respectively.

•	Our capital spending for fiscal 2003 was $440 million, with nearly 80% of that total amount invested in our retail businesses, including the acquisition of Deals.

•	And, through diligent efforts to manage working capital as well as a targeted capital spending program, we reduced total debt by approximately $100 million this year, lowering our debt to capital ratio 200 basis points to 51.8 percent.

•	Lastly, our dividend rate at the end of fiscal 2003 was $0.57 per share up from $0.56 at the end of fiscal 2002.

Looking at our business segments — In retail, we reported sales of $9.8 billion, up 3.1 percent compared to last year, primarily as a result of new store growth. Our total retail network square footage grew approximately six percent year over year. Led by our acquisition of Deals, Save-A-Lot’s square footage year over year increased 12 percent. During the year we added 152 new Save-A-Lot stores, including licensed locations, and five regional banner stores. In addition, we continued our remodeling program completing 20 regional banner stores this year.

Same store sales performance was flat, after reflecting the impact of cannibalization. We define cannibalization as the negative sales impact the opening of a new store has on an existing store in the same market. Otherwise, same store sales were negative 1.1 percent, reflecting a weak economy and a more intense promotional environment.

Operating earnings for retail increased 20 percent to $436 million in fiscal 2003. The increase reflects the elimination of goodwill amortization of approximately $25 million as well as the growth of new stores and improved merchandising execution which was partially offset by rising employee benefit costs.

In distribution, we reported sales of $9.3 billion, a decrease of 13.3 percent, reflecting planned customer losses, including the exit of the Kmart supply contract, which terminated in June 2001, the loss of Genuardi’s as a customer, and other restructure activities.

Operating earnings decreased 24.4 percent to $172 million, primarily reflecting the decrease in sales volume and a change in customer mix. While we made progress on our efficiency initiatives, as Jeff mentioned, it was not enough to offset margin pressures as a result of lower sales levels and rising employee benefit costs, including workers’ compensation and healthcare. These factors more than offset the benefit of the elimination of goodwill amortization of approximately $23 million.

Turning to our financial condition, we made good progress on our balance sheet. We improved our inventory days on hand for the fourth consecutive year. This is significant, when you consider on any given day, SUPERVALU has approximately $1 billion in inventory in our network. As I mentioned, we continued to pay down debt, improving our debt to capital ratio. Since our acquisition of Richfood in fiscal 2000, which was August 1999, we have reduced our debt to capital ratio by more than 800 basis points from 60 percent to approximately 52 percent today.

Through strict financial discipline, we have maintained our investment grade rating since the 1980s. And now, back to Jeff.

Jeff Noddle:

Thank you Pam. If I have one thing I’d like to instill with you today on your visit and before you leave, it is that SUPERVALU’s strategies are intact. We will continue to focus on those activities that position us well within the grocery industry both in the near-term and the long-term, including:

•	Investing in key regional banner markets;

•	Rolling out general merchandise into our Save-A-Lot concept while we continue our national expansion; and

•	Re-positioning our distribution business with key efficiency efforts to reduce costs and the development of a new supply chain business platform.

Before I move to the outlook section, I wanted to talk briefly about our past year’s stock price performance.

Last year marked an active year on Wall Street, driven by both external and internal factors. In 2002, the economy, a pending war and some high profile corporate issues drove much activity on Wall Street. And thus, the market reflected those concerns with the S&P 500 index declining 23 percent.

Relatively speaking, SUPERVALU weathered this uncertain market environment as our stock price for the year was down 26%. When compared with others in the sector – who were down in excess of 40, 50 and 75 percent – we performed relatively well. I certainly recognize that relatively well isn’t good enough and our job is to improve shareholder return.

So far this calendar year, SUPERVALU’s stock price has recovered. As of the close of market Tuesday May 26, and we were up quite a bit again yesterday, SUPERVALU’s shares were up in excess of 14 percent. Today, that is probably up 16 to 17 percent for the year.

Before I conclude, I’d like to comment on the environment and business outlook – and while no company can foresee all the factors it will face during the course of a year – we are operating with a number of business assumptions for the current year.

We continue to expect a slowly recovering economy, including no meaningful inflation of our market basket of goods. We will continue to re-invest in our retail business through strong store growth and remodels and our distribution business through technology and system upgrades. Our distribution efficiency initiatives will continue to be the focus of our time and resources, and we anticipate good progress on those. And lastly, diligent sales building efforts across the company are in place. In retail we will add square footage in key markets. In distribution, we will focus on new traditional customer accounts and affiliations as well as developing customer relationships to broaden our customer base.

We will also continue our 60-plus years of paying dividends. I am happy to announce today the Board increased the annual dividend rate to $0.58 per share from last year’s rate of $0.57 per share. This new rate will be effective later in the year. The Board’s action reflects their continued confidence in SUPERVALU’s strategies and management team. With this new dividend rate, as of the market close on Tuesday, SUPERVALU now has a 3.1% dividend yield, which is one of the leading yields in our sector.

In summary, I believe that SUPERVALU has a storehouse of value that should emerge as we work diligently on:

•	Our growth through national and regional grocery retail;

•	The efficiencies of our existing distribution network;

•	The flexibility from our strong financial position;

•	And the commitment to support the communities where we live and operate; and

•	Success by executing our business strategies every day.

I have never been more confident that SUPERVALU is deploying the best short-term and long-term strategies to achieve our goals within a changing retail environment and an ever-evolving grocery channel.

Returning to the business of the meeting. The Corporate Secretary has informed me that the final votes have been tabulated.

A total of 122,263,298 million shares are represented at this meeting constituting 91.47 percent of the shares eligible to vote and therefore a quorum is present. We have received the report of Wells Fargo, acting as inspectors who have completed their review. All of the directors have been duly elected, the shareholders have approved the ratification of KPMG as the company’s independent auditors, and the shareholders have approved the proposal regarding expensing stock options.

If there is no additional business to come before the meeting, at this time we will handle any questions that you may have. If you have questions or concerns that don’t relate to the company as a whole but rather are about a particular store or particular product, we have made arrangements for several of our senior officers to be available after the meeting so they can address your questions. Any of our ushers can guide you to them. We ask that you limit your questions to no more than two minutes so that everyone who has a question can have a turn. There are floor microphones in the center aisles and we ask that you go to one of those microphones. Please state your name and then your question.

[Shareholders in attendance asked questions, to which Mr. Noddle responded.]

If there are no further questions, the meeting stands adjourned. Please join us for refreshments.